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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                            VARI-LITE INTERNATIONAL, INC.
                            ADOPTS STOCKHOLDER RIGHTS PLAN

     DALLAS, TEXAS, September 27, 1999 -- Vari-Lite International, Inc. (Nasdaq:LITE) announced today that its Board of Directors has adopted a Stockholder Rights Plan. The Rights Plan is designed to provide protection against coercive or unfair takeover tactics and should encourage anyone seeking to acquire Vari-Lite to first negotiate with its board of directors.

     The Rights Plan is similar to plans adopted by many other public companies. Under the Rights Plan, Vari-Lite will make a dividend distribution of one preferred stock purchase right for each share of common stock held of record as of September 27, 1999. The stockholders are not required to take any action to receive their Rights distribution.

     Each Right will entitle holders of Vari-Lite's common stock to buy one-one thousandth of a share of its Series A Junior Participating Preferred Stock at an initial exercise price of $8.50. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Vari-Lite's common stock or announces a tender offer which would result in such person or group beneficially owning 15% or more of the Vari-Lite's common stock.

     If any person or group becomes the beneficial owner of 15% or more of Vari-Lite's common stock, then each Right not owned by such person or group will entitle its holder to purchase, at the Right's then-current exercise price, shares of Vari-Lite's common stock having a value of twice the Right's exercise price. If Vari-Lite is acquired in a merger or other business combination, each Right not held by a 15% stockholder will entitle the holder to purchase, at the Right's then-current exercise price, common shares of the acquiring company having a value of twice the Right's then-current exercise price.

     Vari-Lite will generally be entitled to redeem the Rights at $0.001 per Right at any time until the 10th day following public announcement that a 15% position has been acquired. The Rights will expire on September 26, 2009. A more complete description of the Stockholder Rights Plan is contained in a Form 8-K filed with the Securities and Exchange Commission today, as well as a Summary of Rights to be mailed to each Vari-Lite stockholder.

     The Rights Plan was not adopted in response to any specific effort to acquire control of Vari-Lite and its directors are not aware of any such effort.

     Vari-Lite is a leading worldwide provider of proprietary automated lighting systems, conventional equipment and related services to the entertainment industry, serving markets such as concert touring, theatre, television and film and corporate events. The Company rents its VARI*LITE-Registered Trademark-automated lighting systems exclusively through a domestic and international network of Vari-Lite Production Services offices and independent distributors.

     Vari-Lite shares are traded on the Nasdaq National Market under the symbol LITE.

FOR FURTHER INFORMATION CONTACT:

JEROME L. TROJAN
VICE PRESIDENT - FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY
214-819-3244